Exhibit 5.3

79 Wellington St. W., 30th Floor
Box 270, TD South Tower Toronto, Ontario M5K 1N2 Canada
P. 416.865.0040 | F. 416.865.7380
www.torys.com

May 29, 2024

Triple Flag Precious Metals Corp.

TD Canada Trust Tower

161 Bay Street, Suite 4535

Toronto, Ontario, Canada M5J 2S1

Dear Sirs/Mesdames:

We hereby consent to the reference to our name under the heading “Legal Matters” and to the reference to our name and to the use of our opinions under the heading “Certain Canadian Federal Income Tax Considerations” in the Prospectus Supplement dated May 29, 2024, which has been filed under the Registration Statement on Form F-10 filed by Triple Flag Precious Metals Corp. on May 29, 2024. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very Truly Yours,

/s/ Torys LLP